Board Resolution                                                    Exibit 10.53

May 13, 2003


RESOLVED,  that in  addition  to the options  awarded  under the 1998  Long-Term
Incentive Plan, as Amended and Restated, the annual fee paid to each of the Corporation's outside directors, effective May 1, 2003, shall be the sum of (i) a $16,500 annual base fee for the Chairperson of the Audit Committee and Compensation Committee and a $14,000 annual base fee for other outside directors, plus $1,000 for each non-telephonic Board of Directors meeting attended (whether such attendance is in person or via telephone), $500 for each Committee meeting (telephonic or non-telephonic) attended and $500 for each telephonic Board of Directors meeting attended, payable quarterly in arrears: and (ii) one annual grant of 2,500 shares of the Corporation's common stock as of each Annual Shareholders' Meeting at which the outside director is elected (or re-elected) as a director of the Corporation.